Marina Biotech Appoints Robert Moscato to Chief Executive Officer

City of Industry, CA – June 20, 2018 – Marina Biotech, Inc. (OTCQB: MRNA), a commercial stage pharmaceutical company focused on the development and commercialization of innovative therapeutics for hypertension, arthritis, pain and oncology, today announced that its Board of Directors has appointed Robert C. Moscato, Jr. to serve as Chief Executive Officer of the Company.

Mr. Moscato served as the President and Chief Operating Officer of Cerecor, Inc. (NASDAQ: CERC) from November 2017 until March 2018, and he served on the Board of Directors of Cerecor Inc. from November 2017 until May 2018. Mr. Moscato also co-founded Zylera Pharmaceuticals, LLC and served as the CEO for over six years until it was acquired by Cerecor, Inc. in November 2017. Prior to that, Mr. Moscato served as Chief Operating Officer of Deston Therapeutics LLC.

“Marina is at a very exciting inflection point,” Mr. Moscato said. “The company is building a commercial platform and infrastructure; and launching its first commercial product – PRESTALIA. We will focus on improving patient’s lives and growing the company both organically and inorganically. I want to express gratitude to the Board for this opportunity and look forward to working collaboratively to grow the Company, expand the portfolio and increase shareholder value.”

Mr. Moscato is a serial pharmaceutical entrepreneur who has amassed his knowledge during more than 20 years in the pharmaceutical industry, including c-suite leadership and commercial roles. He has successfully built companies from the ground to an integrated organization. Mr. Moscato initially built his career in commercial roles of increasing responsibility with GlaxoSmithKline, where he was a member of the brand team that led the launch of Wellbutrin XL – one of the fastest launches in pharmaceutical history. Mr. Moscato earned an A.S. degree in Food and Nutrition from SUNY Farmingdale, a B.S. in Healthcare Management from St. Francis College and an M.B.A. from Iona College.

In connection with the appointment of Mr. Moscato as Chief Executive Officer, Vuong Trieu, Ph.D., the Interim Chief Executive Officer of the Company, resigned from such position, and also from his position as Executive Chairman of the Company, effective immediately.

“We would like to thank Dr. Trieu for his mentoring of the Company during this temporary vacancy and his continuing support of Marina,” Mr. Moscato said.

“Marina is in good hands under the leadership of Robert Moscato and I am happy to see him join the team at Marina,” said Dr. Trieu.

About Marina Biotech

Our mission is to provide effective and patient centric treatment for hypertension, including resistant hypertension, by creating a platform for the effective treatment of hypertension as well as for the distribution of fixed dose combination hypertensive drugs such as Prestalia and other drugs in our pipeline. The Company’s commercial product, Prestalia, is approved by US FDA for the treatment of hypertension and is being commercialized through the Company’s proprietary DyrctAxess platform. The Company is also developing and commercializing late stage, non-addictive pain therapeutics. The Company’s ‘next-generation of celecoxib,’ including IT-102 and IT-103, are designed to control the dangerous side-effect of edema that prohibits the celecoxib from being prescribed at higher doses. The Company further believes that the current opioid addiction epidemic in the U.S. has been driven in part by the withdrawal from the market of certain COX-2 inhibitors due to their associated risk of cardiovascular-related adverse events, and the Company hopes to be a mitigant to that epidemic. Additional information about Marina Biotech is available at http://www.marinabio.com.

Forward-Looking Statements

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of Marina Biotech to obtain funding to support its clinical development and commercialization activities; (ii) the ability of Marina Biotech to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of Marina Biotech and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of Marina Biotech and/or a partner to obtain required governmental approvals; and (v) the ability of Marina Biotech and/or a partner to develop and commercialize products prior to, and that can compete favorably with those of, competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in Marina Biotech’s most recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 that was filed on April 17, 2018. Marina Biotech assumes no obligation to update or supplement forward-looking statements because of subsequent events.

PR and Investor Contact:

Falguni Trieu

Email: ftrieu@marinabio.com